PLAN AND AGREEMENT OF DISTRIBUTION
                                    (Class D)

The Plan of Distribution ("Plan") and Agreement of Distribution ("Agreement"), dated as of October 1, 2005 (together "Plan and Agreement"), is by and between Ameriprise Financial Services, Inc. ("Ameriprise Financial Services"), a Delaware corporation and the principal underwriter of the Fund, for distribution services to the Fund, and AXP Market Advantage Series, Inc., a Minnesota corporation, on behalf of its underlying series RiverSource S&P 500 Index Fund (the "Fund").

The Plan and Agreement are separate and each has been approved by members of the Board of Directors (the "Board") of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan and Agreement, or any related agreement, and all of the members of the Board, in person, at a meeting called for the purpose of voting on the Plan and Agreement.

The Plan and Agreement provide that:

     1. The Fund will reimburse Ameriprise Financial Services for expenses incurred in connection with distributing the Fund's shares and providing personal service to shareholders. These expenses include sales commissions; business, employee and financial advisor expenses charged to distribution of Class D shares; and overhead appropriately allocated to the sale of Class D shares.

     2. A portion of the fee under the Agreement will be used to compensate Ameriprise Financial Services, financial advisors and other servicing agents for personal service to shareholders. Fees paid will be used to help shareholders thoughtfully consider their investment goals and objectively monitor how well the goals are being achieved.

     3. Ameriprise Financial Services agrees to monitor the services it provides, to measure the level and quality of services and to provide training and support to financial advisors and servicing agents. Ameriprise Financial Services will use its best efforts to assure that other distributors provide comparable services to shareholders.

     4. The fee under this Agreement will be equal on an annual basis to 0.25% of the average daily net assets of the Fund. The amount so determined shall be paid to Ameriprise Financial Services in cash within five (5) business days after the last day of each quarter.

     5. Ameriprise Financial Services agrees to provide at least quarterly an analysis of expenses under this Agreement and to meet with representatives of the Fund as reasonably requested to provide additional information.

     6. Each of the Plan and Agreement shall continue in effect for a period of more than one year provided it is reapproved at least annually in the same manner in which it was initially approved.
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     7.   Neither  the  Plan  nor  the  Agreement  may be  amended  to  increase materially the amount that may be paid by the Fund without the approval of a least a majority of the outstanding shares. Any other amendment to the Plan or the Agreement must be approved in the manner in which the Plan or Agreement was initially approved.

     8. This Agreement may be terminated at any time without payment of any penalty by a vote of a majority of the members of the Board who are not interested persons of the Fund and have no financial interest in the operation of the Plan and Agreement, or by vote of a majority of the outstanding shares, or by Ameriprise Financial Services. The Plan shall continue until terminated by action of the members of the Fund's Board who are not interested persons of the Fund and have no direct or indirect financial interest in the operations of the Plan, and the related Agreement will terminate automatically in the event of its assignment as that term is defined in the Investment Company Act of 1940.

     9. This Plan and Agreement shall be governed by the laws of the State of Minnesota.


AXP MARKET ADVANTAGE SERIES, INC.
         RiverSource S&P 500 Index Fund

/s/  Leslie L. Ogg
---------------------------
     Leslie L. Ogg
     Vice President



AMERIPRISE FINANCIAL SERVICES, INC.

/s/  Paula R. Meyer
--------------------------
     Paula R. Meyer
     Senior Vice President and General Manager- Mutual Funds